EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated April 1, 2009, with respect to the Ordinary Shares, no par value, of Daimler AG is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of April 2009.

INTERNATIONAL PETROLEUM INVESTMENT COMPANY		AABAR INVESTMENTS PJSC
/s/ Khadem Al Qubaisi		/s/ Khadem Al Qubaisi
Name:	Khadem Al Qubaisi	Name:	Khadem Al Qubaisi
Title:	Managing Director	Title:	Chairman of the Board of Directors

GUTIBA BETEILIGUNGSVERWALTUNGS GMBH /s/ Khadem Al Qubaisi		SEMARE BETEILIGUNGSVERWALTUNGS GMBH /s/ Khadem Al Qubaisi
Name:	Khadem Al Qubaisi	Name:	Khadem Al Qubaisi
Title:	Managing Director	Title:	Managing Director

/s/ Alyazia Al Kuwaiti		/s/ Alyazia Al Kuwaiti
Name:	Alyazia Al Kuwaiti	Name:	Alyazia Al Kuwaiti
Title:	Managing Director	Title:	Managing Director